Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 28, 2022, in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-262528) and related Prospectus of BioAtla, Inc. for the registration of its common stock, preferred stock, debt securities, warrants, and units.

/s/ Ernst & Young LLP

San Diego, California

February 28, 2022